Exhibit 10.1
AMENDED AND RESTATED
TAX MATTERS AGREEMENT

This AMENDED AND RESTATED TAX MATTERS AGREEMENT (this “Agreement”), dated on or about June 6, 2023, and effective as of the Effective Date, is by and among SecureWorks Corp. (formerly SecureWorks Holding Corporation), for itself and its Subsidiaries (“Spyglass”), and Dell Technologies Inc. (formerly Denali Holding Inc.), for itself and its Subsidiaries other than Spyglass (“Dell”) (each a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, the Parties previously entered into that certain Tax Matters Agreement dated July 20, 2015, as amended by Amendment #1 to Tax Matters Agreement dated December 8, 2015 (as amended, the “Prior Agreement”), and now wish to amend and restate the Prior Agreement as provided herein to, among other things, clarify the allocation of Tax Assets in the event of a Deconsolidation;
WHEREAS, in 2016 Spyglass issued and sold in a registered public offering up to twenty percent (20%) of the post-offering outstanding common stock of Spyglass (“Spyglass Common Stock”), and thereby become a public company (“IPO”);
WHEREAS, Dell Technologies Inc. is the common parent corporation of an “affiliated group” of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and of certain combined groups as defined under similar laws of other jurisdictions, and Spyglass and the Spyglass Affiliates are, as of the date hereof, and have been, members of such groups;
WHEREAS, the groups of which Dell Technologies Inc. is the common parent and Spyglass and the Spyglass Affiliates are members file and/or intend to file Consolidated Returns and Combined Returns (each as defined below); and
WHEREAS, Dell and Spyglass desire to set forth their agreement regarding the allocation of Taxes (as defined below), the filing of Tax Returns (as defined below), the administration of Audits (as defined below) and other related matters after the Effective Date of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

Defined Terms
For purposes of this Agreement, the following terms have the following meanings:
“Aggregate Spyglass Group Combined Tax Liability” means, with respect to any taxable period, the sum of the Spyglass Group Combined Tax Liability for each Combined Return for such taxable period.
“Audit” includes any audit, assessment of Taxes, other examination by any Tax Authority, proceeding, or appeal of such proceeding relating to Taxes, whether administrative or judicial.
“Combined Group” means a group of corporations or other entities that files a Combined Return.
“Combined Return” means any Tax Return with respect to Non-Federal Taxes filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein one or more members of the Spyglass Group join in the filing of a Tax Return with Dell or a Dell Affiliate that is not also a member of the Spyglass Group.

“Consolidated Group” means the affiliated group of corporations within the meaning of Section 1504(a) of the Code of which Dell Technologies Inc. is the common parent and which includes the Spyglass Group.
“Consolidated Return” means any Tax Return with respect to Federal Income Taxes filed by the Consolidated Group pursuant to Section 1501 of the Code.
“Deconsolidation” means any event pursuant to which Spyglass and the Spyglass Group cease to be includible in either the Consolidated Group or any Combined Group, as the context requires.
“Deconsolidation Date” means the close of business on the day on which a Deconsolidation occurs.
“Dell Affiliate” means any corporation or other entity, including any entity that is disregarded for federal income tax purposes, directly or indirectly “controlled” by Dell Technologies Inc. where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Spyglass and any Spyglass Affiliate.
“Dell Business” means all of the businesses and operations conducted by Dell and Dell Affiliates, excluding the Spyglass Business, at any time, whether prior to or after the date of the IPO.
“Dell Group” means Dell and each Dell Affiliate.
“Effective Date” means August 1, 2015, at 1 AM Central Daylight Time.
“Employee Matters Agreement” means that certain Amended and Restated Employee Matters Agreement, effective as of August 1, 2015, by and among Dell, Dell Inc. and Spyglass, as the same may be amended from time to time.
“Estimated Tax Installment Date” means the installment due dates prescribed in Section 6655(c) of the Code (presently May 15, July 15, October 15 and January 15).
“Federal Income Tax” or “Federal Income Taxes” means any Tax imposed under Subtitle A of the Code (including the Taxes imposed by Sections 11, 55, 59A, and 1201(a) of the Code), and any other income based United States Federal Tax which is hereinafter imposed upon corporations.
“Federal Tax” means any Tax imposed under the Code or otherwise under United States federal Tax law.
“Final Determination” means (a) the final resolution of any Tax (or other matter) for a taxable period, including any related interest or penalties, that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise, including (i) by the expiration of a statute of limitations (giving effect to any extension, waiver or mitigation thereof) or a period for the filing of claims for refunds, amended returns, appeals from adverse determinations, or recovering any refund (including by offset), (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable, (iii) by a closing agreement or an accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under laws of other jurisdictions, (iv) by execution of an IRS Form 870-AD, or by a comparable form under the laws of other jurisdictions (excluding, however, any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Tax Authority to assert a further deficiency), or (v) by any allowance of a refund or credit, but only after the expiration of all periods during which such refund or credit may be recovered (including by way of offset) or (b) the payment of Tax by any member of the Consolidated Group or Combined Group with respect to any item disallowed or adjusted by a Tax Authority provided that Dell determines that no action should be taken to recoup such payment.

“IRS” means the Internal Revenue Service.
“Loss” means any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.
“Non-Federal Combined Taxes” means any Non-Federal Taxes with respect to which a Combined Return is filed.
“Non-Federal Separate Taxes” means any Non-Federal Taxes that are not Non-Federal Combined Taxes.
“Non-Federal Taxes” means any Tax other than a Federal Tax.
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government (whether or not having a separate legal personality).
“Post-Deconsolidation Period” means a taxable period beginning after the applicable Deconsolidation Date.
“Post-IPO Spyglass Tax Asset” means any Tax Asset of the Spyglass Group (a) existing at the end of the taxable period treated under Section 3.05(c) as ending on the Effective Date or (b) generated in taxable periods beginning after the Effective Date (including the period treated as beginning on the day after the Effective Date pursuant to Section 3.05(c)), in each case, as determined under Section 3.05 or Section 3.06, except to the extent that such Tax Asset is used to reduce the Spyglass Group Federal Income Tax Liability or Spyglass Group Combined Tax Liability.
“Pre-Deconsolidation Period” means any taxable period beginning on or prior to the applicable Deconsolidation Date.
“Pro Forma Spyglass Group Combined Return” means a pro forma Combined Return or other schedule prepared pursuant to Section 3.06.
“Pro Forma Spyglass Group Consolidated Return” means a pro forma Consolidated Return prepared pursuant to Section 3.05(b).
“Redetermination Amount” means, with respect to any Consolidated Return or Combined Return for a taxable period, the amount determined under Section 3.09.
“Shared Services Agreement” means that certain Shared Services Agreement, dated July 20, 2015, by and between Dell Inc. and Spyglass, as amended and as may be further amended from time to time.
“Spyglass Affiliate” means any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, directly or indirectly “controlled” by Spyglass where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.
“Spyglass Business” means the business of (a) providing (i) software-as-a-service security solutions, (ii) managed security services, (iii) information and network security and risk consulting, and (iv) professional services, including incident response and adversarial services and (b) researching and developing responses to cyber security threats, in each case as conducted as of the Effective Date by Spyglass or any Spyglass Subsidiary.

“Spyglass Group” means the affiliated group of corporations, including any entity that is a disregarded entity for federal income tax purposes, as defined in Section 1504(a) of the Code, or similar group of entities as defined under similar laws of other jurisdictions, of which SecureWorks Corp. would be the common parent if it were not a subsidiary of Dell Technologies Inc., and any corporation or other entity, including any entity that is a disregarded entity for federal income tax purposes, which may be or become a member of such group from time to time.
“Spyglass Group Combined Tax Liability” means, with respect to any taxable period, the Spyglass Group’s liability for Non-Federal Combined Taxes as determined under Section 3.06.
“Spyglass Group Federal Income Tax Liability” means, with respect to any taxable period, the Spyglass Group’s liability for Federal Income Taxes as determined under Section 3.05.
“Spyglass Pro Forma Return” means a Pro Forma Spyglass Group Consolidated Return or a Pro Forma Spyglass Group Combined Return.
“Spyglass Subsidiary” means any Subsidiary of SecureWorks Corp.
“Subsidiary” means, with respect to any Party (the “parent”), (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as (b) any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent.
“Tax” or “Taxes” means any taxes, charges, fees, levies, imposts, duties, or other assessments of a similar nature, including without limitation, income, alternative or add-on minimum, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, estimated, highway use, commercial rent, capital stock, paid up capital, recording, registration, property, real property gains, value added, business license, custom duties, or other tax, imposed or required to be withheld by any Tax Authority including any interest, additions to Tax, or penalties applicable thereto.
“Tax Asset” means any net operating loss, net capital loss, research and development credit, investment tax credit, foreign tax credit, overall domestic loss account, overall foreign loss account, separate limitation loss account, charitable deduction or any other deduction, credit or tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum taxes).
“Tax Authority” includes the IRS and any foreign, state, local, or other governmental authority responsible for the administration of any Taxes.
“Tax Counsel” means a nationally recognized law firm or accounting firm with a reputable Tax practice selected to provide a Tax Opinion.
“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.
“Tax Return” or “Tax Returns” means any return, declaration, statement, report, schedule, certificate, form, information return or any other document (and any related or supporting information) including an amended tax return required to be supplied to, or filed with, a Tax Authority with respect to Taxes.
“Third Party” means a Person other than a Party.

ARTICLE II

Preparation and Filing of Tax Returns
Section 2.01    In General.
(a)    Dell shall have the sole and exclusive responsibility for the preparation and filing of any Consolidated Return or Combined Return.
(b)    Spyglass shall, subject to Section 2.02 and except as provided in the Employee Matters Agreement or the Shared Services Agreement, be responsible for preparing and filing all Tax Returns of Spyglass and the Spyglass Affiliates other than those described in Section 2.01(a).
(c)    Unless otherwise required by a Final Determination, and except as the Parties may agree in an instrument in writing signed on behalf of each of the Parties, Dell and Spyglass, for the Dell Group and the Spyglass Group, respectively, agree to file all Tax Returns, and to take all other actions, relating to Federal Income Taxes or Non-Federal Combined Taxes in a manner consistent with the position that Spyglass and the Spyglass Group are includible in the Consolidated Group and any applicable Combined Group for all days from the date hereof through and including the Deconsolidation Date.
Section 2.02    Preparation and Filing of Returns.
(a)    All Tax Returns filed after the Effective Date by Dell, any Dell Affiliate, Spyglass, or any Spyglass Affiliate shall (i) be prepared in a manner that is consistent with this Section 2.02 and the Code, and (ii) filed on a timely basis (taking into account applicable extensions) by the party responsible for such filing under Section 2.01.
(b)    In its sole discretion, Dell shall have the exclusive right with respect to any Consolidated Return or Combined Return: (i) to determine (1) the manner in which such Tax Return shall be prepared and filed, including, without limitation, the manner in which any Tax Items shall be reported, (2) whether any extensions may be requested, (3) the elections that will be made by any member of the Consolidated Group or applicable Combined Group, and (4) whether any amended Tax Returns should be filed; (ii) to control, contest, and represent the interests of the Consolidated Group and any Combined Group in any Audit and to resolve, settle, or agree to any adjustment or deficiency proposed, asserted or assessed as a result of any Audit; (iii) to file, prosecute, compromise or settle any claim for refund; and (iv) to determine whether any refunds, to which the Consolidated Group or applicable Combined Group may be entitled, shall be paid by way of refund or credited against the Tax liability of the Consolidated Group or applicable Combined Group. At least thirty (30) days prior to the due date (taking into account any extensions) for the filing of any Consolidated Return or Combined Return for any taxable period, Dell shall provide to Spyglass a copy of the Pro Forma Spyglass Group Consolidated Return or the Pro Forma Spyglass Group Combined Return, as applicable, for such taxable period (including copies of all worksheets and other materials used in preparation thereof) for Spyglass’s review and comment. Spyglass shall provide its comments to Dell within twenty (20) days after receipt of such Pro Forma Spyglass Group Consolidated Return or Pro Forma Spyglass Group Combined Return, as applicable, and Dell and Spyglass shall attempt in good faith to resolve any dispute with respect to such returns. In the case of a dispute regarding the reporting of any Tax Item on any Spyglass Pro Forma Return or the requesting of a change of method of accounting which would solely impact Spyglass or Spyglass Affiliates, which the parties cannot resolve, Dell and Spyglass shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by Spyglass and Dell (the “Independent Accountant”) to determine whether the proposed reporting of Spyglass or Dell is more appropriate. If Spyglass and Dell are unable to agree, the Independent Accountant shall be KPMG. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on Spyglass and Dell. If Spyglass has not provided its comments on the applicable Spyglass Pro Forma Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extension) for the filing of any Consolidated Return or Combined Return, Dell shall file such Consolidated Return or Combined Return reporting all Tax Items in the manner as originally set forth on the applicable Spyglass Pro Forma Return provided to Spyglass;

provided, however, that Dell agrees that it will thereafter file an amended Consolidated Return or Combined Return, if necessary and material, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by Spyglass and Dell. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Spyglass and Dell, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or is not supported by substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party. Subject to the other applicable provisions in this Agreement, Spyglass, for itself and its subsidiaries, hereby irrevocably appoints Dell as its agent and attorney-in-fact to take such action (including the execution of documents) as Dell may deem appropriate to effect the foregoing.
Section 2.03    Furnishing Information. Spyglass (or the applicable Spyglass Affiliate) shall: (a) furnish to Dell in a timely manner such information and documents as Dell may reasonably request for purposes of (i) preparing any original or amended Consolidated Return or Combined Return, (ii) contesting or defending any Audit relating to a Consolidated Return or a Combined Return, and (iii) making any determination or computation necessary or appropriate under this Agreement; (b) cooperate in any Audit of any Consolidated Return or Combined Return; and (c) retain and provide on demand books, records, documentation or other information relating to any Tax Return until the later of (i) the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof) and (ii) in the event any claim is made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim. Dell shall provide Spyglass (or the applicable Spyglass Affiliate) any assistance reasonably required in providing any information requested pursuant to this Section 2.03. Spyglass shall comply with clause (a)(i) of this Section 2.03 by timely providing, in accordance with Dell’s internal tax return calendar (which will be provided to Spyglass on a rolling one-year schedule) and Dell’s prescribed format, all information pertaining to Spyglass that is necessary for Dell to prepare all Consolidated Returns and Combined Returns and compute all estimated Tax payments hereunder. If Spyglass does not meet these deadlines, the Section 2.02(b) notice period to Spyglass shall be waived.
Section 2.04    Expenses. Spyglass shall reimburse Dell for any outside legal and accounting expenses incurred by Dell in the course of the conduct of any Audit regarding the Tax liability of the Consolidated Group or any Combined Group, and for any other expense incurred by Dell in the course of any litigation relating thereto, to the extent such costs are directly related to Spyglass or any Spyglass Affiliate and provided Dell has conferred with Spyglass as to the portion of the Audit relating to Spyglass or the Spyglass Affiliate. The right to control, contest, represent, file, prosecute, challenge or settle any Audit for any Consolidated Return or Combined Return shall be in accordance with Section 2.02.

ARTICLE III

Payment of Taxes and Tax Sharing Amounts
Section 3.01    Federal Income Taxes. Dell shall pay (or cause to be paid) to the IRS all Federal Income Taxes, if any, of the Consolidated Group.
Section 3.02    Non-Federal Combined Taxes. Dell shall pay (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Combined Taxes, if any, of any Combined Group.
Section 3.03    Non-Federal Separate Taxes and Other Taxes. Spyglass shall pay (or cause to be paid) to the appropriate Tax Authorities all Non-Federal Separate Taxes and any other Taxes (other than those described in Section 3.01 and Section 3.02), if any, of Spyglass and the Spyglass Affiliates; provided that, in lieu of the foregoing, the Parties may agree that Dell shall pay (or cause to be paid) to the appropriate Tax Authorities such Non-Federal Separate Taxes and any other Taxes of Spyglass and the Spyglass Affiliates, in which case Spyglass shall reimburse Dell in full for the amount of such Non-Federal Separate Taxes and any other Taxes within thirty (30) business days after the payment by Dell thereof.

Section 3.04    Spyglass Liability for Federal Income Taxes and Non-Federal Combined Taxes. For each taxable period beginning after the Effective Date relating to a Pre-Deconsolidation Period, Spyglass shall pay to Dell an amount equal to the sum of the Spyglass Group Federal Income Tax Liability and the Aggregate Spyglass Group Combined Tax Liability for such period.
Section 3.05    Spyglass Group Federal Income Tax Liability. Subject in each case to Section 2.02(b):
(a)    In General. The Spyglass Group Federal Income Tax Liability with respect to any Consolidated Return for a taxable period shall be the Spyglass Group’s liability for Federal Income Taxes as determined on a Pro Forma Spyglass Group Consolidated Return prepared in accordance with Section 3.05(b). For the avoidance of doubt, the Spyglass Group Federal Income Tax Liability with respect to any Consolidated Return shall not be less than zero.
(b)    Pro Forma Federal Return. For each Consolidated Return, Dell shall prepare or cause to be prepared (and, as requested by Dell, Spyglass shall cooperate in preparing) a Pro Forma Spyglass Group Consolidated Return as if the Spyglass Group were not and never were part of the Consolidated Group, but rather were a separate affiliated group of corporations of which SecureWorks Corp. were the common parent filing a consolidated federal income tax return pursuant to Section 1501 of the Code. For purposes of this Section 3.05(b), the Spyglass Group’s Federal Income Tax Liability shall (i) be determined for the taxable year including the Deconsolidation Date assuming the taxable year ends on the Deconsolidation Date, (ii) not be reduced by the Spyglass Group’s carrybacks and carryovers of federal Tax Assets from other taxable periods (such items being addressed by Section 3.05(d) herein), and (iii) exclude the Tax consequences of the IPO, including any Tax consequences from the transfer or other movement of assets between the Dell Group and the Spyglass Group.
(c)    Year of the Effective Date. For purposes of this Agreement, the taxable year that includes the Effective Date shall be treated as if it were comprised of two taxable periods, one of which ends on the Effective Date and one of which begins on the day after the Effective Date. For purposes of computing the Federal Taxes attributable to each period of the taxable year, the amount of any item that is taken into account only once for each taxable year (e.g., the benefit of graduated tax rates, exemption amounts) shall be allocated between the two portions of the year in proportion to the number of days in each portion. To the extent needed under this Agreement, the Spyglass Group Federal Income Tax Liability shall be determined separately for each period.
(d)    Federal Tax Assets. Dell shall pay to Spyglass the amount, if any, by which one or more federal Post-IPO Spyglass Tax Assets reduces the Federal Income Tax liability of the Consolidated Group for any taxable period. Dell shall make such payment to Spyglass not later than thirty (30) business days after Dell files a Tax Return giving effect to such reduction in Federal Income Tax liability with any Tax Authority pursuant to this Article III. For purposes of computing the amount of the payment described in this Section 3.05(d), (i) in the case of any Tax Asset that is a loss or deduction (such as a net operating loss or net capital loss), such amount shall be equal to the product of (A) the amount of such loss or deduction that is utilized (through a reduction in the Federal Income Tax liability of the Consolidated Group) on the applicable Consolidated Return, and (B) the highest marginal federal income tax rate applicable to the Consolidated Group for the relevant tax period, (ii) in the case of any Tax Asset that is a credit, such amount shall be equal to the amount of such credit that is utilized on the applicable Consolidated Return, and (iii) in the case of any other Tax Asset, such amount shall be determined by Dell acting reasonably and in good faith.
Section 3.06    Spyglass Group Combined Tax Liability. Subject in each case to Section 2.02(b):
(a)    In General. The Spyglass Group Combined Tax Liability with respect to any Combined Return for a taxable period shall be the Spyglass Group’s liability for Non-Federal Combined Tax as determined on a Pro Forma Spyglass Group Combined Return prepared in a manner consistent with the principles and procedures set forth in Section 3.05(b) and Section 3.05(c) hereof. For the avoidance of doubt, the Spyglass Group Combined Tax Liability with respect to any Combined Return shall not be less than zero.

(b)    Non-Federal Tax Assets. Dell shall pay to Spyglass the amount, if any, by which one or more non-federal Post-IPO Spyglass Tax Assets reduces the Non-Federal Combined Tax liability of the applicable Combined Group for any taxable period. Dell shall make such payment to Spyglass not later than thirty (30) business days after Dell files a Tax Return giving effect to such reduction in Non-Federal Combined Tax liability with any Tax Authority pursuant to this Article III. For purposes of computing the amount of the payment described in this Section 3.06(b), (i) in the case of any Tax Asset that is a loss or deduction (such as a net operating loss or net capital loss), such amount shall be equal to the product of (A) the amount of such loss or deduction that is utilized (through a reduction in the Non-Federal Combined Tax liability of the Combined Group) on the applicable Combined Return, and (B) the highest marginal income tax rate applicable to the Combined Group in the relevant taxing jurisdiction for the relevant tax period, (ii) in the case of any Tax Asset that is a credit, such amount shall be equal to the amount of such credit that is utilized on the applicable Combined Return, and (iii) in the case of any other Tax Asset, such amount shall be determined by Dell acting reasonably and in good faith.
Section 3.07    Tax Sharing Installment Payments.
(a)    Federal Income Taxes. Not later than ten (10) business days prior to each Estimated Tax Installment Date following the date hereof with respect to a Pre-Deconsolidation Period, Dell shall determine under Section 6655 of the Code the estimated amount of the related installment of the Spyglass Group Federal Income Tax Liability for the taxable period. Spyglass shall then pay to Dell, not later than such Estimated Tax Installment Date, the amount thus determined.
(b)    Non-Federal Combined Taxes. Not later than two (2) business days prior to any estimated tax installment date following the date hereof with respect to a Combined Return for a Pre-Deconsolidation Period, Dell shall determine the estimated amount of the related installment of the Spyglass Group Combined Tax Liability for the taxable period. Spyglass shall pay to Dell, not later than the due date for such installment, the amount thus determined.
Section 3.08    Tax Sharing True-Up Payments.
(a)    Federal Income Taxes. Not later than thirty (30) business days after the filing of a Consolidated Return, Spyglass shall pay to Dell, or Dell shall pay to Spyglass, as appropriate, an amount equal to the difference, if any, between the Spyglass Group Federal Income Tax Liability for such taxable period and the aggregate amount paid by Spyglass with respect to such taxable period under Section 3.07(a).
(b)    Non-Federal Combined Taxes. Not later than thirty (30) business days following filing of a Combined Return, Spyglass shall pay to Dell, or Dell shall pay to Spyglass, as appropriate, an amount equal to the difference, if any, between the Spyglass Group Combined Tax Liability for such taxable period and the amount paid by Spyglass with respect to such taxable period under Section 3.07(b).
Section 3.09    Redetermination Amount.
(a)    In General. In the event of any redetermination of any Tax Item of any member of the Consolidated Group or any Combined Group as a result of a Final Determination or any settlement or compromise with any Tax Authority (including any amended Tax Return or claim for refund filed by Dell), Spyglass shall pay Dell or Dell shall pay Spyglass, as the case may be, the absolute value of the Redetermination Amount with respect to each Consolidated Return or Combined Return affected by such redetermination, in the manner provided in Section 3.09(d).
(b)    Computation. For each Consolidated Return or Combined Return for which there is a redetermination, the Redetermination Amount shall be (i) the Spyglass Group Federal Income Tax Liability or Spyglass Group Combined Tax liability, as applicable, with respect to such Tax Return as determined under Article III taking the redetermination into account minus (ii) the Spyglass Group Federal Income Tax Liability or Spyglass Group Combined Tax Liability, as applicable, with respect to such Tax Return as determined under Article III without taking the redetermination into account. If the Redetermination Amount is positive, Spyglass shall pay Dell the Redetermination Amount in the manner provided in Section 3.09(d). If the Redetermination Amount is negative, Dell shall pay Spyglass the absolute value of the Redetermination Amount in the manner provided in Section 3.09(d). The applicable party also shall pay interest on the Redetermination Amount for each day that payment of the Tax or refund, as applicable, would be overdue for such Tax Return calculated (i) with respect to redeterminations affecting Federal Income Taxes, at the rate determined, in the case of payment by Spyglass to Dell, under Section 6621(a)(2) of the Code and, in the case of payment by Dell to Spyglass, under Section 6621(a)(1) of the Code, and (ii) with respect to redeterminations affecting Non-Federal Combined Taxes, under similar laws, if any, of the applicable jurisdictions.
(c)    Tax Assets. If a redetermination results in an additional Tax Asset of the Spyglass Group that does not reduce any Spyglass Group Federal Income Tax Liability or Spyglass Group Combined Tax Liability, then Dell shall pay Spyglass, at the time such Tax Asset is used, the amount by which such additional Tax Asset reduces the Federal Income Tax liability or non-Federal Income Tax liability of the Consolidated Group or Combined Group, as applicable, in accordance with the principles set forth in Section 3.05(d) and Section 3.06(b) (to the extent no payment is required for such Tax Asset under such sections).
(d)    Payment. Dell shall deliver to Spyglass a schedule reflecting the computation of any Redetermination Amount. Not later than thirty (30) business days after the date such schedule is delivered, Spyglass shall pay Dell, or Dell shall pay Spyglass, as applicable, the absolute value of the Redetermination Amount.
(e)    Year of the Effective Date. Consistent with Section 3.05(c), if there is a redetermination that affects a Consolidated Return or Combined Return for the taxable year that includes the Effective Date, the Redetermination Amount shall be determined separately for the taxable period ending on the Effective Date and the taxable period beginning on the day after the Effective Date.
Section 3.10    Interest. Payments under this Article III that are not made within the prescribed period shall thereafter bear interest at the Federal short-term rate established pursuant to Section 6621 of the Code (or a rate established under an equivalent provision of foreign Law, as appropriate).
Section 3.11    Employee Compensation. All liabilities related to the compensation of employees of the Spyglass Group shall be allocated between the Dell Group and the Spyglass Group pursuant to the Employee Matters Agreement. Dell and Spyglass shall cooperate in determining how the accrual or payment of such liabilities shall be reported for Tax purposes and how the applicable deductions shall be allocated.
ARTICLE IV

Allocation of Taxes Upon Deconsolidation
Section 4.01    In General. In the case of a Deconsolidation, all Tax computations for (1) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation and (2) the immediately following taxable period of Spyglass or any Spyglass Affiliate shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), as reasonably determined by Dell, and taking into account such elections thereunder as Dell, in its reasonable, good faith discretion, shall make. Notwithstanding the foregoing sentence, Dell shall not make the election to ratably allocate items of income and deduction pursuant to Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) without the prior written consent of Spyglass, which consent will not be unreasonably withheld.
Section 4.02    Allocation of Tax Assets. In the case of a Deconsolidation, the Parties shall cooperate in determining the allocation of any Tax Assets among Dell, each Dell Affiliate, Spyglass, and each Spyglass Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Article III of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no Party is required hereunder to bear such liability, the Party that incurred the cost or burden associated with the creation of such Tax Asset. To the maximum extent possible under applicable law, no Tax Asset taken into account for Spyglass’s benefit in determining the Aggregate

Spyglass Group Combined Tax Liability for any Pre-Deconsolidation Period shall again be allocated to Spyglass upon a Deconsolidation.
(a)    To the extent any Tax Asset that is attributable to the Spyglass Business is not allocated to Spyglass or a Spyglass Affiliate under applicable law and this Agreement upon a Deconsolidation, Dell shall pay Spyglass an amount such that Spyglass or such Spyglass Affiliate is in the same position it would have been in had the Tax Asset been allocated to Spyglass or a Spyglass Affiliate (assuming that Spyglass or such Spyglass Affiliate has sufficient taxable income to utilize the benefit of such Tax Asset). No payment shall be required pursuant to the preceding sentence to the extent Spyglass or a Spyglass Affiliate has already received the economic benefit of such Tax Asset pursuant to the Prior Agreement or this Agreement.
(b)    To the extent any Tax Asset that is attributable to the Spyglass Business is allocated to Spyglass or a Spyglass Affiliate under applicable law and this Agreement upon a Deconsolidation, and Spyglass or a Spyglass Affiliate has already received the economic benefit of such Tax Asset pursuant to the Prior Agreement or this Agreement, Spyglass shall pay Dell an amount equal to the economic benefit that Spyglass or a Spyglass Affiliate previously received.
(c)    To the extent any Tax Asset that is attributable to the Dell Business is not allocated to Dell or a Dell Affiliate under applicable law and this Agreement upon a Deconsolidation, Spyglass shall pay Dell an amount such that Dell or such Dell Affiliate is in the same position Dell or such Dell Affiliate would have been in had the Tax Asset been allocated to Dell or a Dell Affiliate (assuming that Dell or such Dell Affiliate has sufficient taxable income to utilize the benefit of such Tax Asset). No payment shall be required pursuant to the preceding sentence to the extent Dell or a Dell Affiliate has already received the economic benefit of such Tax Asset pursuant to the Prior Agreement or this Agreement.
(d)    Any payments required by this Section 4.02 shall be made not later than thirty (30) days after the determination thereof.
Section 4.03    Carrybacks. In the event any Tax Asset of the Spyglass Group for any Post-Deconsolidation Period is eligible to be carried back to a Pre-Deconsolidation Period, Spyglass shall, to the extent permitted by applicable law, elect to carry such amounts forward to any Post-Deconsolidation Period. If Spyglass is required by law to carry back any such Tax Asset to a Pre-Deconsolidation Period, Dell agrees to make a payment to Spyglass to the extent that such a payment would otherwise be required under the terms of Section 3.05(d) or Section 3.06(b), net of any expenses incurred by Dell or Dell Affiliates. If subsequent to the payment by Dell to Spyglass of any such amount, there shall be (a) a Final Determination which results in a disallowance or a reduction of the Tax Asset so carried back or (b) a reduction in the amount of the benefit realized by the Dell Group for any reason, Spyglass shall repay to Dell, within thirty (30) business days of such event, any amount which would not have been payable to Spyglass pursuant to this Section 4.03 had the amount of the benefit been determined in light of these events. Spyglass shall hold Dell harmless for any penalty, addition to Tax or interest payable by any member of the Dell Group as a result of any such event. Any such amount shall be paid by Spyglass to Dell within thirty (30) business days of the payment by Dell or any member of the Consolidated Group or Combined Group of any such penalty, addition to Tax, or interest.

ARTICLE V

Certain Additional Covenants and Indemnification
Section 5.01    Continuing Covenants. Spyglass, for itself and the Spyglass Affiliates, agrees that, except as required by law, on or after a Deconsolidation, without the prior written consent of Dell (which shall not be unreasonably withheld, delayed or conditioned), it will not (nor will it cause or permit any member of the Spyglass Group to), in respect of any Pre-Deconsolidation Period, (a) make or change any tax election in any material respect, (b) change any accounting method in any material respect, (c) amend any Tax Return or take any Tax position on any Tax Return that is materially inconsistent with any Tax position on any Tax Return of the Dell Group, or (d) take any action, omit to take any action or enter into any transaction, in each case if doing so would result in any materially increased Tax liability or material reduction of any Tax Asset of the Dell Group.
Section 5.02    Spyglass Restrictions. Spyglass agrees that, without the prior written consent of Dell, it will not (a) issue any stock of Spyglass (or any instrument that is convertible, exercisable or exchangeable into any such stock or that may be treated as equity for tax purposes) or (b) effect any other action that would, or would reasonably be expected to, (i) cause Dell to own stock of Spyglass that on a fully diluted basis, does not constitute “control” (within the meaning of Section 368(c) of the Code) of Spyglass or (ii) cause a Deconsolidation.
Section 5.03    Indemnity.
(a)    Dell Indemnification. Dell shall be liable for and shall indemnify, defend and hold harmless Spyglass and each Spyglass Affiliate and each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against:
(1)    all liability as a result of Treasury Regulation §1.1502-6 for Federal Taxes or of any comparable provision for Non-Federal Taxes of any person which is or has ever been affiliated with Dell or any Dell Affiliate or with which Dell or any Dell Affiliate joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary income Tax Return for any taxable period ending on or before the Deconsolidation Date except to the extent the Spyglass Group is liable for such Taxes pursuant to Section 5.03(b);
(2)    all Taxes for any tax period (whether beginning before, on or after the Deconsolidation Date), and any other Losses, attributable to the breach by Dell or any Dell Affiliate of any representation, warranty, covenant or obligation under this Agreement; and
(3)    any Redetermination Amount payable by Dell pursuant to the terms of Section 3.09 hereof.
(b)    Spyglass’s Indemnification. Spyglass shall be liable for and shall indemnify, defend and hold harmless Dell and each Dell Affiliate and each of their respective representatives and each of the heirs, executors, successors and assigns of any of the foregoing from and against:
(1)    all Taxes for any tax period (whether beginning before, on or after the Deconsolidation Date), and any other Losses, attributable to the breach by Spyglass or any Spyglass Affiliate of any representation, warranty, covenant or obligation under this Agreement; and
(2)    any Redetermination Amount payable by Spyglass pursuant to the terms of Section 3.09 hereof.
(c)    Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one party to another party pursuant to this Agreement after the Deconsolidation Date shall, to the extent permissible under applicable law, be treated for all Tax and financial accounting purposes as contributions or distributions, as appropriate, made immediately prior to the Deconsolidation Date. If it is determined that the receipt or accrual of any payment is subject to Tax, such payment shall be increased so that the amount of such increased payment reduced by the amount of all Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax deductions resulting from the payment of such Taxes) shall equal the amount of the payment which the party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.
ARTICLE VI
Miscellaneous
Section 6.01    Term. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed provided that, notwithstanding anything in this Agreement to the contrary,

this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof).
Section 6.02    Allocations.
(a)    In General. All computations with respect to any Pre-Deconsolidation Period shall be made pursuant to the principles of Treasury Regulations Section 1.1502-76(b), taking into account such elections thereunder as Dell, in its reasonable, good faith discretion, shall make.
(b)    Tax Assets/Earnings and Profits. If it becomes necessary, in connection with any Deconsolidation, to allocate any Tax Assets and earnings and profits among Dell, each Dell Affiliate, Spyglass, and each Spyglass Affiliate, the Parties shall mutually agree on the amount of Tax Assets and earnings and profits allocated to Spyglass and any dispute with respect thereto shall be resolved by the Independent Accountant in accordance with the principles set forth in Section 2.02(b).
Section 6.03    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the applicable laws of any jurisdiction other than the State of Texas.
Section 6.04    Notice. Whenever, by the terms of this Agreement, notice, demand or other communication shall or may be given to either Party, the same shall be in writing and shall be addressed to the other Party at the addresses set forth below, or to such other address or addresses as shall from time to time be designated by written notice by any Party to another in accordance with this Section 6.04. All notices shall be delivered as follows (with notice deemed given as indicated): (a) by personal delivery when delivered personally; (b) by Federal Express or other established overnight courier upon written verification of receipt; (c) by facsimile transmission when receipt is confirmed; (d) by certified or registered mail, return receipt requested, upon verification of receipt; or (e) by electronic delivery (for routine communications) when receipt is confirmed.
If to Dell:

Dell Technologies Inc.
One Dell Way, RR1-33
Round Rock, Texas 78682
Attn: Corporate Legal
Email: Dell_Corporate_Legal_Notices@Dell.com

If to Spyglass:

SecureWorks Corp.
One Concourse Parkway, Suite 500
Atlanta, Georgia 30328
Attn: Legal

Section 6.05    Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Neither Party may assign this Agreement or any rights or obligations hereunder, except for any assignment by such Party to a Subsidiary of such Party (which shall not relieve such Party of liability in the event of a default by such Subsidiary), without the prior written consent of the other Party, and any such assignment without such consent shall be void.
Section 6.06    No Third-Party Beneficiaries or Right to Rely. Except as set forth in this Agreement, (a) nothing in this Agreement is intended to or shall create for or grant to any Third Party any rights or remedies whatsoever, as a third-party beneficiary or otherwise, (b) no Third Party is entitled to rely on any of the representations, warranties, covenants or agreements contained herein, and (c) no Party shall incur any liability or obligation to any Third Party because of any reliance by such Third Party on any representation, warranty, covenant or agreement herein.
Section 6.07    Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 6.08    Failure or Indulgence Not Waiver; Remedies Cumulative. Any provision of this Agreement or any breach thereof may only be waived if done specifically and in writing by the Party which is entitled to the benefits thereof. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 6.09    Entire Agreement; Amendment. This Agreement constitutes the sole and entire understanding of the Parties with respect to the matters contemplated hereby and supersedes and renders null and void all prior negotiations, representations, agreements and understandings (oral and written) between the Parties with respect to such matters, including the Prior Agreement. No change or amendment may be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.
Section 6.10    Authority; No Conflict, etc.
(a)    Each of the Parties represents and warrants to the other that it (i) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (ii) has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity whether enforceability is considered a proceeding at law or equity.
(b)    The execution, delivery and performance of this Agreement by each Party, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination or right to amend or modify, or result in the acceleration or cancellation of, or result in the creation of any lien (or any obligation to create any lien) upon any of the properties or assets of the Parties, under (i) any applicable law applicable to any Party or any of their respective properties or assets, (ii) any provision of any of the organizational documents of any Party, or (iii) any material contract, agreement or instrument to which any Party is a party, or by which any of their respective properties or assets, may be bound.
Section 6.11    Dispute Resolution. Any conflict or disagreement arising out of the interpretation, implementation, or compliance with the provisions of this Agreement shall be finally settled pursuant to the dispute resolutions provisions of the Shared Services Agreement, which provisions are incorporated herein by reference.
Section 6.12    Coordination with Shared Services Agreement and Employee Matters Agreement. Except as explicitly set forth in the Shared Services Agreement or Employee Matters Agreement, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax matters, including indemnification in respect of Tax matters, and shall take precedence over any and all agreements among the Parties with respect to Tax matters.

Section 6.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 6.14    Certain Rules of Construction.
(a)    The terms “hereof,” “herein” and “herewith,” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and the terms “Recital,” “Article,” and “Section” are references to the Recitals, Articles, and Sections of or to this Agreement, unless otherwise specified.
(b)    The word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified.
(c)    The word “or” shall not be exclusive.
(d)    Words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa.
(e)    References to “day” or “days” are to calendar days. References to “the date hereof” shall mean as of the Effective Date.
(f)    The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.
(g)    No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement.
(h)    A reference to a statute, listing rule, regulation, order or other applicable law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten.
(i)    If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(j)    A reference to a Party to this Agreement or another agreement or document includes the Party’s successors, permitted substitutes and permitted assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

DELL TECHNOLOGIES INC. By: /s/ Christopher Garcia Name: Christopher Garcia Title: Senior Vice President & Asst. Secretary
SECUREWORKS CORP. By: /s/ George B. Hanna Name: George B. Hanna Title: Senior Vice President & Chief Legal Officer